                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                                 (RULE 13d-102)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 2 )*
                                             ---


                            PACIFIC INTERNET LIMITED
--------------------------------------------------------------------------------
                                (Name of Issuer)

                   ORDINARY SHARES, PAR VALUE S$2.00 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   Y66183-10-7
                         ------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2004
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the Rule Pursuant to which this
Schedule is filed.

[ ]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    SEMBCORP VENTURES PTE LTD
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    REPUBLIC OF SINGAPORE
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER
  NUMBER OF
                   0
   SHARES      -----------------------------------------------------------------
               6   SHARED VOTING POWER
BENEFICIALLY
                   3,829,373
OWNED BY EACH  -----------------------------------------------------------------
               7   SOLE DISPOSITIVE POWER
  REPORTING
                   0
   PERSON      -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
    WITH
                   3,829,373
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,829,373
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     28.80%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    SEMBAWANG HOLDINGS (PTE) LTD
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    REPUBLIC OF SINGAPORE
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER
  NUMBER OF
                   0
   SHARES      -----------------------------------------------------------------
               6   SHARED VOTING POWER
BENEFICIALLY
                   3,829,373
OWNED BY EACH  -----------------------------------------------------------------
               7   SOLE DISPOSITIVE POWER
  REPORTING
                   0
   PERSON      -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
    WITH
                   3,829,373
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,829,373
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     28.80%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    SEMBAWANG CORPORATION LIMITED
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    REPUBLIC SINGAPORE
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER
  NUMBER OF
                    0
   SHARES      -----------------------------------------------------------------
               6   SHARED VOTING POWER
BENEFICIALLY
                   3,829,373
OWNED BY EACH  -----------------------------------------------------------------
               7   SOLE DISPOSITIVE POWER
  REPORTING
                   0
   PERSON      -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
    WITH
                   3,829,373
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,829,373
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     28.80%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    SEMBCORP INDUSTRIES LTD
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    REPUBLIC OF SINGAPORE
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER
  NUMBER OF
                   0
   SHARES      -----------------------------------------------------------------
               6   SHARED VOTING POWER
BENEFICIALLY
                   3,829,373
OWNED BY EACH  -----------------------------------------------------------------
               7   SOLE DISPOSITIVE POWER
  REPORTING
                   0
   PERSON      -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
    WITH
                   3,829,373
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,829,373
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     28.80%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    TEMASEK HOLDINGS (PRIVATE) LIMITED
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    REPUBLIC OF SINGAPORE
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER
  NUMBER OF
                   0
   SHARES      -----------------------------------------------------------------
               6   SHARED VOTING POWER
BENEFICIALLY
                   3,829,373
OWNED BY EACH  -----------------------------------------------------------------
               7   SOLE DISPOSITIVE POWER
  REPORTING
                   0
   PERSON      -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
    WITH
                   3,829,373
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,829,373
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     28.80%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     HC
--------------------------------------------------------------------------------

ITEM 1.
          (a)    NAME OF ISSUER:

                 PACIFIC INTERNET LIMITED (the "Issuer")

          (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                 Pacific Internet Limited
                 89 Science Park Drive
                 #02/05-06 The Rutherford
                 Singapore 118261

ITEM 2.
          (a)    NAME OF PERSONS FILING:

                 SembCorp Ventures Pte Ltd ("SembVentures")
                 Sembawang Holdings (Pte) Ltd ("SembHoldings") Sembawang Corporation Limited ("SembCorp") SembCorp Industries Ltd ("SCI")
                 Temasek Holdings (Private) Limited ("Temasek")

          (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                 As to SembVentures, SembHoldings, SembCorp and SCI:

                                       30 Hill Street #05-04
                                          Singapore 179360


                 As to Temasek:
                                          60B Orchard Road
                                           #06-18 Tower 2
                                         The Atrium@Orchard
                                          Singapore 238891

          (c)    CITIZENSHIP:

                 As to SembVentures, SembHoldings, SembCorp, SCI and Temasek:
                                         Republic of Singapore

          (d)    TITLE OF CLASS OF SECURITIES:

                 Ordinary Shares, par value S$2.00 per share (the "Shares")

          (e)    CUSIP NUMBER:

                 Y66183-10-7

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C.78o);

          (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act
                    (15 U.S.C.78c);

          (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C.78c);

          (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8);

          (e)  [ ]  An investment adviser in accordance with
                    Section 240.13d-1(b)(1)(ii)(E);

          (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

          (g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

          (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C 1813);

          (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j)  [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP

          SembVentures is a subsidiary of SembCorp. SembHoldings holds 8.75% of SembVentures shares and SembCorp holds 91.25% of SembVentures shares.

          SembHoldings is a wholly-owned subsidiary of SembCorp which is in turn, a wholly-owned subsidiary of SCI. SCI is a subsidiary of Temasek, Temasek's direct and deemed interests in SCI is 50.74% and 0.67% respectively.

          Temasek is in turn wholly-owned by the Minister of Finance (Incorporated) for Singapore, a statutory body constituted by the Minister for Finance (Incorporation) Act (Chapter 183, statutes of the Republic of Singapore).

          (a)  AMOUNT BENEFICIALLY OWNED:

               As of January 31, 2005, each of the following persons may be deemed to be the beneficial owner of the following number of shares:

               SembVentures:
               SembVentures is the direct beneficial owner of 3,829,373 Shares of the Issuer.

               SembHoldings, SembCorp, SCI and Temasek:
               Each of (i) SembHoldings holds 8.75% of SembVentures shares, (ii) SembCorp holds 91.25% of SembVentures shares (iii) SembHoldings is a wholly own subsidiary of SembCorp, (iv) SembCorp is a wholly own subsidiary of SCI (v) SCI is a subsidiary of Temasek, Temasek's direct and deemed interests in SCI is 50.74% and 0.67% respectively.

               SembHoldings, SembCorp, SCI and Temasek may be deemed to share with SembVentures the power to vote or direct the vote and to dispose or direct the disposition of the 3,829,373 Shares of the Issuer of which SembVentures is the direct beneficial owner.

               The filing of this Schedule 13G should not, however, be construed as an admission that Temasek is, for the purposes of Section 13(d) of the Act, the beneficial owners of any of the Shares beneficially owned directly by SembVentures.

          (b)  PERCENT OF CLASS:

               The number of Shares of which SembVentures, SembHoldings, SembCorp, SCI and Temasek may be deemed to be the beneficial owner constitutes 28.80% of the total number of Shares outstanding as of January 31, 2005. According to the Issuer, 13,294,778 Shares were outstanding as of January 31, 2005.

          (c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:
               (i)    SOLE POWER TO VOTE OR TO DIRECT THE VOTE:
                      SembVentures: None
                      SembHoldings: None
                      SembCorp: None
                      SCI: None
                      Temasek: None

               (ii)   SHARED POWER TO VOTE OR TO DIRECT THE VOTE:
                      SembVentures: 3,829,373
                      SembHoldings: 3,829,373
                      SembCorp: 3,829,373
                      SCI: 3,829,373
                      Temasek: 3,829,373

               (iii)  SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                      SembVentures: None
                      SembHoldings: None
                      SembCorp: None
                      SCI: None
                      Temasek: None

               (iv)   SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION OF:
                      SembVentures: 3,829,373
                      SembHoldings: 3,829,373
                      SembCorp: 3,829,373
                      SCI: 3,829,373
                      Temasek: 3,829,373

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

          NOT APPLICABLE

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          NOT APPLICABLE

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          NOT APPLICABLE

ITEM 10.  CERTIFICATION

          NOT APPLICABLE

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated: February 7, 2005


SEMBCORP VENTURES PTE LTD


By: /s/ Kwong Sook May
   ----------------------
Name: KWONG SOOK MAY
Title: Company Secretary


SEMBAWANG HOLDINGS (PTE) LTD


By: /s/ Kwong Sook May
   ----------------------
Name: KWONG SOOK MAY
Title: Company Secretary


SEMBAWANG CORPORATION LIMITED


By: /s/ Linda Hoon Siew Kin
   ------------------------
Name: LINDA HOON SIEW KIN
Title: Company Secretary


SEMBCORP INDUSTRIES LTD


By: /s/ Linda Hoon Siew Kin
   ------------------------
Name: LINDA HOON SIEW KIN
Title: Group Company Secretary


TEMASEK HOLDINGS (PRIVATE) LIMITED


By: /s/ Lena Chia Yue Joo
   ------------------------
Name: LENA CHIA YUE JOO
Title: Managing Director, Legal & Secretariat

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that the statement on Schedule 13G, dated February 7, 2005 (the "Schedule 13G"), with respect to the Ordinary Shares, par value S$2.00 per share, of Pacific Internet Limited is, and any amendments thereto executed by each of the undersigned shall be, filed on behalf of each of the undersigned and that this Joint Filing Agreement shall be included as an exhibit to the Schedule 13G and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of the 7th day of February, 2005.


SEMBCORP VENTURES PTE LTD


By: /s/ Kwong Sook May
   ----------------------
Name: KWONG SOOK MAY
Title: Company Secretary


SEMBAWANG HOLDINGS (PTE) LTD


By: /s/ Kwong Sook May
   ----------------------
Name: KWONG SOOK MAY
Title: Company Secretary


SEMBAWANG CORPORATION LIMITED


By: /s/ Linda Hoon Siew Kin
   ------------------------
Name: LINDA HOON SIEW KIN
Title: Company Secretary


SEMBCORP INDUSTRIES LTD


By: /s/ Linda Hoon Siew Kin
   ------------------------
Name: LINDA HOON SIEW KIN
Title: Group Company Secretary


TEMASEK HOLDINGS (PRIVATE) LIMITED


By: /s/ Lena Chia Yue Joo
   ------------------------
Name: LENA CHIA YUE JOO
Title: Managing Director, Legal & Secretariat